EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-118746, No. 333-124105, No. 333-125423, No. 333-126821, No. 333-128031, and No. 333-131878, and Form S-8 No. 33-132440) of Ashford Hospitality Trust, Inc., of our reports dated March 8, 2007, with respect to the consolidated financial statements and schedules of Ashford Hospitality Trust, Inc., Ashford Hospitality Trust, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Ashford Hospitality Trust, Inc. included in this Annual Report (Form 10-K) for the year ended December 31, 2006.

/s/  Ernst & Young LLP

Dallas, Texas
March 8, 2007